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                                                                     Exhibit 4.4


                              SECOND AMENDMENT TO
                          BOSTON LIFE SCIENCES, INC.
              WARRANTS FOR THE PURCHASE OF SHARES OF COMMON STOCK
                         NOS. BLSI - J-146 AND - J-147


     SECOND AMENDMENT TO WARRANTS (the "Second Amendment") made and entered into as of June 25, 2001, by and among Boston Life Sciences, Inc., a Delaware corporation (the "Company"), and Pictet Global Sector-Fund Biotech (the "Holder").

     REFERENCE is hereby made to the Boston Life Sciences, Inc. Warrant for the Purchase of Shares of Common Stock Nos. BLSI - J-146 and - J-147 issued pursuant to that certain Purchase Agreement among the Company and the Holder dated as of May 26, 2000, as amended by the First Amendment thereto among the Company and the Holder dated as of May 27, 2001 (the "Warrants") and further amended by the "Agreement to Extend the First Amendment", dated June 13, 2001.

     WHEREAS, the Holder and the Company desire to amend certain provisions of each of the Warrants as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Second Amendment agree as follows:

     1.   Amendment to Warrants.
          ---------------------

     (a) The second sentence of the introductory paragraph of each of the Warrants (which sentence begins "If the weighted average sales price per share") is hereby deleted and replaced in its entirety with the following:

          "To the extent this warrant has not been exercised prior to June 2, 2002, the exercise price of the warrant will be adjusted effective as of June 30, 2002 to the lower of (x) the weighted average sales price per
                          --------
     share of common stock of the company (as reported by Bloomberg Financial Services) for the 20 trading days ending on June 1, 2001 and (y) the greater of (i) the weighted average sales price per share of common stock of the company (as reported by Bloomberg Financial Services) for the 20 trading days ending on June 30, 2002 and (ii) $3.00 (as appropriately adjusted to reflect any stock splits, stock dividends, reorganizations, consolidations and similar changes) (such lower price, the "Reset Price")."

     (b) The following sentence shall be inserted at the end of the first sentence of Section 3(d) of each of the Warrants (immediately following the words "deliverable upon exercise of this Warrant"):

          "; provided, however, that with respect to any such reorganization,
             --------  -------
     reclassification, consolidation, merger, statutory exchange, sale or conveyance occurring prior to June 30, 2002, the exercise price of this warrant shall be deemed for purposes of this Section 3(d) to be $3.00 per share (as appropriately adjusted to reflect any stock splits, stock dividends, reorganizations, consolidations and similar changes)."
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     2.   Issuance of Additional Warrants. As of the date hereof, the Company
          -------------------------------
shall execute and deliver 160,000 additional, new warrants to the Holder which warrants shall also include the "anti-dilution" provision (for an aggregate total of up to 400,000 additional warrants) as set forth in the warrants attached as Exhibit A hereto (the "Warrant").
            ---------

     3.   Parties in Interest. All the terms and provisions of this Second
          -------------------
Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, and, in particular, with respect to the Warrants shall inure to the benefit of and be enforceable by any proper holder of the Warrants, or its permitted assigns and with respect to the Note shall inure to the benefit of and be enforceable by any proper holder of the Note. This Second Amendment shall be treated for all purposes as having been incorporated into and become a part of each of the Warrants and any party furnishing a copy of a Warrant to any person shall furnish a copy of this Second Amendment therewith.

     4.   Headings; Governing Law.  Sections 10 and 11 of the Warrants are
          -----------------------
incorporated herein by reference and shall govern this Second Amendment in the same manner as if set forth in its entirety herein.

     5.   Counterparts. This Second Amendment may be executed concurrently in
          ------------
two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.   No Other Change. Except to the extent specifically amended hereby, the
          ---------------
provisions of the Warrants shall remain unmodified and the Warrants as amended hereby are hereby confirmed as being in full force and effect.
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     IN WITNESS WHEREOF, the Company and the Holder have executed this Second
Amendment as of the date and year first above written.




BOSTON LIFE SCIENCES, INC.


By: /s/ S. David Hillson
-----------------------------------
Name:  S. David Hillson
Title:  Chairman, President and
Chief Executive Officer

PICTET GLOBAL SECTOR FUND-BIOTECH



By: /s/ Yves Martignier
-----------------------------------
Name:  Yves Martignier
Title: Director